                                                                    Exhibit 4.25

Contract Number: 9920-0000000                       Contract Date: March 1, 2010

Guaranteed Lifetime Withdrawal Benefit Rider SecureSource Stages NY(SM) Rider

Covered Person                      John Doe
Rider Effective Date                March 1, 2010
Initial Annual Rider Fee            1.10%
Maximum Annual Rider Fee            2.00%
Maximum BB, CB and PBG              $10,000,000
Minimum Rider Credit Attained Age   60
Rider Credit Years                  10 years

                                       Rider
                                      Credit
        Rider Credit Dates          Percentage
        ------------------          ----------
End of 1st Rider Credit Year            8%
End of 2nd Rider Credit Year            6%
End of 3rd Rider Credit Year            6%
End of 4th Rider Credit Year            6%
End of 5th Rider Credit Year            6%
End of 6th Rider Credit Year            6%
End of 7th Rider Credit Year            6%
End of 8th Rider Credit Year            6%
End of 9th Rider Credit Year            6%
End of 10th Rider Credit Year           6%

              Lifetime
               Payment
Age Bands*   Percentage
----------   ----------
  50-58           4%
  59-69           5%
  70-79         5.5%
   80+            6%

* After the lifetime benefit is established, the Covered Person's Attained Age at the first Withdrawal will set the Age Band. See the "Age Band for the Lifetime Payment Percentage" section of the Lifetime Payment Percentage provision for exceptions.

Initial Investment Selection                   Moderately Aggressive
Target Investment Option Classification        Moderate
Number of Elective Investment Option Changes
   Permitted Per Contract Year                 2

- This Guaranteed Lifetime Withdrawal Benefit rider requires participation in the Portfolio Navigator Program. The Portfolio Navigator Program contains several RiverSource Variable Portfolio funds of funds with investment asset mixes that range from conservative to more aggressive. There is no additional charge for such participation. You may select from the following RiverSource Variable Portfolio funds: Conservative Portfolio, Moderately Conservative Portfolio, Moderate Portfolio, Moderately Aggressive Portfolio and Aggressive Portfolio. If you elect to change to a more aggressive investment option, the Annual Rider Fee may increase. See the Rider Charges provision on page 8 of your rider.

- Because the rider requires that Your Contract Value be invested in one of the specified investment options for the life of the contract, and You cannot terminate the rider once You have selected it, You must terminate Your contract by requesting a full surrender if You do not want to participate in any of the specified investment options. Surrender charges and tax penalties may apply. Therefore, You should not select the rider if You do not intend to continue participating in one of the specified investment options for the life of the rider.

Contract Number: 9920-0000000                       Contract Date: March 1, 2010

- We may increase the Annual Rider Fee with written notice. If You decline a rider fee increase, You can only change Your investment option to one that is less aggressive than Your current investment option at the time of the change. Also, rider fees may vary by investment option and will change if You change Your investment option to one that is more aggressive and for which the fee is higher at the time of the change. Rider fees will never exceed the Maximum Annual Rider Fee shown above.

- If You take a Withdrawal and You are invested more aggressively than the Target Investment Option Classification, Your contract value will be automatically reallocated to the Target Investment Option Classification. After a Withdrawal, You can only allocate Your contract value to the Target Investment Option Classification or less aggressive investment options without affecting Your guarantees.

- Contracts issued with an initial purchase payment higher than the Maximum Purchase Payments Permitted require corporate officer approval and may require limitation of the number of investment options available for selection.

For tax-qualified contracts: Tax-qualified annuities have minimum distribution rules that govern the timing and amount of distributions from the annuity contract. If You have a tax-qualified annuity, You may be required to take a minimum distribution that is greater than Your Remaining Annual Lifetime Payment
(RALP). These required minimum distributions will not result in Excess Withdrawal Processing in most situations. However, in limited circumstances, an Excess Withdrawal due to a required distribution would be subject to Excess Withdrawal Processing as described in the Required Minimum Distributions provision.

                  GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER
                                  SINGLE LIFE
                        SECURESOURCE STAGES NY(SM) RIDER

This rider is made a part of the contract to which it is attached. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the contract.

This rider requires 100% allocation of purchase payments and Your Contract Value to one of various specified investment options. Your investment options and initial investment selection are shown under Contract Data. Additional limitations will be imposed on the investment options available for selection if You decline any Annual Rider Fee increase or to comply with the written instructions of a fund. Contracts issued with initial purchase payments over the Maximum Purchase Payments Permitted (shown under Contract Data) require corporate officer approval and may require limitation of the number of investment options available for selection.

EXCESS WITHDRAWALS MAY REDUCE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWALS.

The additional charge for this rider is described in the Rider Charges provision.

Tax-qualified annuities have minimum distribution rules that govern the timing and amount of distributions from the annuity contract. If You have a tax-qualified annuity, You may be required to take a minimum distribution that is greater than your Remaining Annual Lifetime Payment (RALP). These required minimum distributions will not result in Excess Withdrawal Processing in most situations. However, in limited circumstances, an Excess Withdrawal due to a required distribution would be subject to Excess Withdrawal Processing as described in the Required Minimum Distributions provision.

DEFINITIONS

The following words are often used in this rider. When We use these words, this is what We mean:

ANNUAL LIFETIME PAYMENT (ALP)

The Annual Lifetime Payment is the lifetime benefit amount available each contract year after the Covered Person has reached the youngest age in the first Age Band shown under Contract Data.

AGE BANDS

Age Bands are the age ranges shown under Contract Data. You must be at least the youngest age shown in the first Age Band for the Annual Lifetime Payment to be established. After the ALP is established, in addition to Your age, other factors determine when You move to a higher Age Band as described in the Lifetime Payment Percentage provision.

ANNUAL STEP-UP

The Annual Step-Up is an increase in the Benefit Base and/or the Principal Back Guarantee and a possible increase in the Lifetime Payment Percentage that is available each Rider Anniversary if Your Contract Value increases, subject to certain conditions as described in the Rider Anniversary Processing provision.

BENEFIT BASE (BB)

The Benefit Base is used in the calculation of the Annual Lifetime Payment and the annual rider charge. The BB cannot be withdrawn in a lump sum or annuitized and is not payable as a death benefit.

CREDIT BASE (CB)

The Credit Base is used in the calculation of the Rider Credit. The CB cannot be withdrawn or annuitized and is not payable as a death benefit.

COVERED PERSON

The Covered Person is the person whose life is used to determine when the Annual Lifetime Payment is established and the duration of the ALP payments. The Covered Person is the oldest owner unless otherwise specified under Contract Data. If any Owner is a non-natural person (e.g., an irrevocable trust or corporation) or a revocable trust, the Covered Person is the oldest Annuitant.

EXCESS WITHDRAWAL

An Excess Withdrawal is (1) a Withdrawal taken before the ALP is established or
(2) a Withdrawal that is greater than the Remaining Annual Lifetime Payment after the ALP is established.

EXCESS WITHDRAWAL PROCESSING

Excess Withdrawal Processing reduces benefits under this rider if a Withdrawal is taken before the Annual Lifetime Payment is established or if a Withdrawal exceeds the Remaining Annual Lifetime Payment.

LIFETIME PAYMENT PERCENTAGE

The Lifetime Payment Percentage is used to calculate Your Annual Lifetime Payment and is shown under Contract Data. The percentage can vary as described in the Lifetime Payment Percentage provision.

PRINCIPAL BACK GUARANTEE (PBG)

The Principal Back Guarantee is a guarantee that total Withdrawals will not be less than purchase payments You have made, increased by Annual Step-ups, as long as there is no Excess Withdrawal or benefit reset.

REMAINING ANNUAL LIFETIME PAYMENT (RALP)

As You take Withdrawals during a contract year, the remaining amount that the rider guarantees will be available for Withdrawal that year is reduced. After the ALP is established, the Remaining Annual Lifetime Payment is the guaranteed amount that can be withdrawn during the remainder of the current contract year.

RIDER ANNIVERSARY

Your Rider Anniversary is the same date as Your Contract Anniversary unless the rider is issued after the Contract Date. It is the same day and month as the Rider Effective Date each year that the rider remains in force.

RIDER CREDIT, RIDER CREDIT YEAR, RIDER CREDIT DATE

The Rider Credit is an amount that can be added to the Benefit Base as long as no Withdrawals have been taken since the Rider Effective Date and You do not decline any Annual Rider Fee increase as described in the Rider Charges provision. A rider credit period starts on the later of the rider effective date or the rider anniversary after the Covered Person reaches the Minimum Rider Credit Attained Age shown under Contract Data. Rider Credit Dates are the first rider anniversary after the rider credit period starts and consecutive rider anniversaries up to the number of Rider Credit Years shown under Contract Data.

RIDER EFFECTIVE DATE

This rider is effective as of the Contract Date of this contract unless otherwise provided.

WITHDRAWAL

For purposes of this rider, the term "Withdrawal" is equal to the term "surrender" in Your contract and any other riders, and the amount of a Withdrawal is the amount by which Your Contract Value is reduced as a result of Your surrender request. It may differ from the amount of Your request due to any surrender charge.

GUARANTEED LIFETIME WITHDRAWAL BENEFIT

The Guaranteed Lifetime Withdrawal Benefit rider guarantees that, regardless of investment performance, You may take Withdrawals up to the lifetime benefit amount each contract year after the lifetime benefit is established. Your age at the time of the first Withdrawal will determine the Age Band for as long as benefits are payable except as described in the Lifetime Payment Percentage provision.

As long as Your total Withdrawals during the current year do not exceed the lifetime benefit amount, You will not be assessed a surrender charge. If You withdraw a larger amount, the excess amount will be assessed any applicable surrender charges. Also, benefits may be reduced in accordance with Excess Withdrawal Processing. At any time, You may withdraw any amount up to Your entire surrender value, subject to Excess Withdrawal Processing under the rider.

The rider also guarantees that You or Your beneficiary will get back purchase payments You have made, increased by Annual Step-ups, through Withdrawals over time. This Principal Back Guarantee is described in the Death Benefit Before the Annuitization Start Date provision.

Subject to conditions and limitations, the lifetime benefit amount can be increased if a Rider Credit is available or Your Contract Value has increased on a Rider Anniversary. The Principal Back Guarantee can also be increased if Your Contract Value has increased on a Rider Anniversary. See the Rider Anniversary Processing provision.

The fee for this rider can be modified as described in the Rider Charges provision.

The following describes how the lifetime benefit is determined.

ANNUAL LIFETIME PAYMENT (ALP)

The ALP is established on the later of (1) the Rider Effective Date if the Covered Person has reached the youngest age in the first Age Band, or (2) the date the Covered Person's Attained Age equals the youngest age in the first Age Band.

When the ALP is established and at all times thereafter, the ALP is equal to the BB multiplied by the Lifetime Payment Percentage. Anytime the Lifetime Payment Percentage or BB changes as described below, the ALP will be recalculated.

If You withdraw less than the ALP in a contract year, the unused portion does not carry over to future contract years.

REMAINING ANNUAL LIFETIME PAYMENT (RALP)

The RALP is established at the same time as the ALP. The RALP equals the ALP less all Withdrawals in the current contract year, but it will not be less than zero.

LIFETIME PAYMENT PERCENTAGE

The Lifetime Payment Percentage is used to calculate the ALP.

AGE BAND FOR THE LIFETIME PAYMENT PERCENTAGE

The Age Band for the Lifetime Payment Percentage is determined at the following times:

1.   WHEN THE ALP IS ESTABLISHED

     The Age Band for the Lifetime Payment Percentage used to calculate the initial ALP is the percentage shown under Contract Data for the Covered Person's Attained Age.

2.   ON THE COVERED PERSON'S SUBSEQUENT BIRTHDAYS

     Except as noted below, if the Covered Person's new Attained Age is in a higher Age Band, then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage.

     However, if You decline any Annual Rider Fee increase or if a Withdrawal has been taken since the ALP was established, then the Lifetime Payment Percentage will not change on subsequent birthdays.

3.   UPON ANNUAL STEP-UPS AS DESCRIBED IN THE RIDER ANNIVERSARY PROCESSING
     PROVISION

RIDER EFFECTIVE DATE VALUES, EFFECT OF ADDITIONAL PURCHASE PAYMENTS AND WITHDRAWALS

Your lifetime benefit values and Principal Back Guarantee are determined at the following times and are subject to a maximum amount as shown under Contract
Data:

1.   AT RIDER EFFECTIVE DATE

     If the rider is effective on the Contract Date, the CB, BB and PBG are set equal to the initial purchase payment.

     If the rider is effective on a Contract Anniversary, the CB, BB and PBG are set equal to the Contract Value on the later of that anniversary and the Valuation Date We receive Your Written Request to add the rider.

2.   WHEN AN ADDITIONAL PURCHASE PAYMENT IS MADE

     If the CB is greater than zero, the CB will be increased by the amount of each additional purchase payment.

     The BB and PBG will be increased by the amount of each additional purchase payment.

     See the Purchase Payment Provisions under Contract Provision Modifications for purchase payment limitations.

3.   WHEN A WITHDRAWAL IS TAKEN

     If the CB is greater than zero, the CB will be permanently reset to zero when the first Withdrawal is taken, and there will be no additional Rider Credits.

     Whenever a Withdrawal is taken:

     (A) If the ALP is established and the Withdrawal is less than or equal to the RALP, the BB does not change and the PBG is reduced by the amount of the Withdrawal, but it will not be less than zero.

     (B) If the ALP is not established, Excess Withdrawal Processing will occur as follows. The BB will be reduced by an adjustment amount, and the PBG will be reduced by the greater of the amount of the Withdrawal or the the adjustment amount, but it will not be less than zero. The adjustment amount is calculated as follows:

              A X B
              -----   where:
                C

          A = the amount the Contract Value is reduced by the Withdrawal

          B = the BB or PBG (as applicable) on the date of (but prior to) the Withdrawal

          C = the Contract Value on the date of (but prior to) the Withdrawal.

     (C) If the ALP is established and the Withdrawal is greater than the RALP, Excess Withdrawal Processing will occur as follows:

          (i)  the PBG will be reset to the lesser of:

               (a) the PBG reduced by the amount of the Withdrawal, but it will not be less than zero; or

               (b) the PBG minus the RALP on the date of (but prior to) the Withdrawal and further reduced by an amount calculated as follows, but it will not be less than zero:

              D X E
              -----   where:
                F

          D = the amount of the Withdrawal minus the RALP

          E = the PBG minus the RALP on the date of (but prior to) the Withdrawal

          F = the Contract Value on the date of (but prior to) the Withdrawal minus the RALP.

          (ii) the BB will be reduced by an amount as calculated below:

              G X H
              -----   where:
                I

          G = the amount of the Withdrawal minus the RALP

          H = the BB on the date of (but prior to) the Withdrawal

          I = the Contract Value on the date of (but prior to) the Withdrawal minus the RALP.

EXCESS WITHDRAWAL PROCESSING

Here is a simplified example of how the Benefit Base (BB), Principal Back Guarantee (PBG), Annual Lifetime Payment (ALP) and Remaining Annual Lifetime Payment (RALP) change when Withdrawals don't exceed the annual limits and when Withdrawals exceed the annual limits.

EXAMPLE ASSUMES

-    No Withdrawals have ever been taken

-    The Contract Value before the Withdrawal is $85,000

-    BB = PBG = $100,000

-    Lifetime Payment Percentage = 5%

-    Current ALP = BB times ALP Percentage = $5,000

$4,000 WITHDRAWAL

     BB after Withdrawal = $100,000

     PBG after Withdrawal = $100,000 - $4,000 = $96,000

     ALP after Withdrawal = $5,000

     RALP after Withdrawal = ALP minus all Withdrawals in the current contract year = $5,000 - $4,000 = $1,000

$7,000 WITHDRAWAL

     BB after withdrawal = $100,000 minus

          ($7,000 - $5,000)* $100,000
          ---------------------------
               ($85,000 - $5,000)

     = $97,500

     PBG after withdrawal = lesser of (a) or (b) where

     (a) = $100,000 - $7,000

     (b) = ($100,000 - $5,000) minus

          ($7,000 - $5,000)($100,000 - $5,000)
          ------------------------------------
                   ($85,000 - $5,000)

     = lesser of $93,000 or $92,625 = $92,625

     ALP after Withdrawal = 5% * $97,500 = $4,875

     RALP after Withdrawal = ALP minus all withdrawals in the current contract year, but not less than zero = $0

RIDER ANNIVERSARY PROCESSING

The following describes how the BB and PBG are calculated on Rider Anniversaries, subject to the maximum amount shown under Contract Data, and how the Lifetime Payment Percentage can change on Rider Anniversaries.

1.   ON RIDER CREDIT DATES

     If You did not take any Withdrawals and You did not decline any Annual Rider Fee increase, a Rider Credit may be available. If the first Rider Credit Date is the first Rider Anniversary, the Rider Credit equals the CB 180 days following the Rider Effective Date multiplied by the first Rider Credit Percentage shown under Contract Data. For Rider Credit Dates on any other Rider Anniversary, the Rider Credit equals the CB as of the prior Rider Anniversary multiplied by the appropriate Rider Credit Percentage shown under Contract Data.

     If the first Rider Credit Date is the first Rider Anniversary, the BB, if greater than zero, will be set to the greater of:

     (A)  the current BB, or

     (B) the BB 180 days following the Rider Effective Date increased by the Rider Credit and any additional purchase payments since 180 days following the Rider Effective Date.

     For Rider Credit Dates on any other Rider Anniversary, the BB, if greater than zero, will be set to the greater of:

     (A)  the current BB, or

     (B) the BB on the prior Rider Anniversary increased by the Rider Credit and any additional purchase payments since the prior Rider Anniversary.

     If the CB is greater than zero, the CB will be permanently reset to zero on the last Rider Credit Date after any adjustment to the BB, and there will be no additional Rider Credits.

2.   ANNUAL STEP UP

     Beginning with the first Rider Anniversary, an Annual Step-up may be available. If You decline any Annual Rider Fee increase, future Annual Step-ups will no longer be available.

     The Annual Step-up will be executed on any Rider Anniversary where the Contract Value is greater than the PBG and/or the BB after any Rider Credit is added. If an Annual Step-up is executed, the PBG, BB and Lifetime Payment Percentage will be adjusted as follows:

     (A) The PBG will be increased to the Contract Value, if the Contract Value is greater.

     (B) The BB (after any Rider Credit is added) will be increased to the Contract Value, if the Contract Value is greater.

     (C) If the Covered Person's Attained Age on the Rider Anniversary is in a higher Age Band and (1) there is an increase to BB due to a Step-up or
          (2) there was no Step-up of the BB due to the maximum BB limitation; then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage, regardless of any prior Withdrawals.

REQUIRED MINIMUM DISTRIBUTIONS

If You are taking required minimum distributions (RMD) from this contract and Your RMD is greater than the RALP on the most recent Rider Anniversary, the portion of Your RMD that is greater than the benefit amount will not be subject to Excess Withdrawal Processing provided:

1.   the ALP is established,

2.   the RMD is for this contract alone,

3. the RMD is based on Your recalculated life expectancy taken from the Uniform Lifetime Table under the Code, and

4. the RMD amount is otherwise based on the requirements of the Internal Revenue Code Section 401(a)(9), related Code provisions, and regulations thereunder that were in effect on the Rider Effective Date.

Any Withdrawals taken before the ALP is established or withdrawing amounts greater than the RALP that do not meet these conditions will result in Excess Withdrawal Processing. In this circumstance, the excess amount will be the portion of the Withdrawal that exceeds amounts allowed to be Withdrawn under this provision.

INVESTMENT OPTIONS AND LIMITS

This rider requires 100% allocation of purchase payments and Your Contract Value to one of various specified investment options shown under Contract Data, ranging from conservative to more aggressive risk classifications. There may be a limitation of available options (1) if Your contract was issued with initial purchase payments over the Maximum Purchase Payments Permitted (shown under Contract Data) requiring corporate officer approval or (2) if You decline any Annual Rider Fee increase as described in the Rider Charges provision.

Because this rider requires that Your Contract Value be invested in one of specified investment options for the life of the contract, and YOU CANNOT TERMINATE THIS RIDER ONCE YOU HAVE SELECTED IT, if You later decide You do not want to invest in any of the specified investment options, You must terminate Your contract by requesting a full surrender. Surrender charges and tax penalties may then apply.

Accumulation phases are periods of time (1) beginning on the Rider Effective Date and ending with Your first Withdrawal and (2) beginning with a benefit reset due to an investment option change as described in this provision and ending with any subsequent Withdrawal. During these accumulation phases, You can allocate Your Contract Value to any available investment option for this rider. You may request to change Your investment allocation by Written Request or by another method agreed to by Us. You must transfer 100% of Your Contract Value and designate future purchase payments to one of the available investment options. The number of elective investment option changes permitted per contract year is shown under Contract Data. Additionally, We reserve the right to limit the number of investment option changes permitted if required to comply with the written instructions of a fund.

Withdrawal phases are periods of time starting with Your first Withdrawal while You are in an accumulation phase and continuing until You reallocate Your Contract Value to an investment option that is more aggressive than the Target Investment Option Classification. If Your current investment option classification is more aggressive than the Target Investment Option Classification shown under Contract Data and if You take a Withdrawal, then We will reallocate Your Contract Value to an investment option with the Target Investment Option Classification immediately following a Withdrawal. We reserve the right to change the Target Investment Option Classification to an investment option classification that is more aggressive after 30 days written notice.

If You are in a withdrawal phase and if You choose to allocate Your Contract Value to an investment option that is more aggressive than the Target Investment Option Classification, You will be in the accumulation phase again. Your rider benefits will be reset when You choose the more aggressive investment option as follows:

     1. the BB and PBG, if greater than zero, will be reset to the Contract Value, if less than their current amount; and

     2.   the ALP and RALP, if available, will be recalculated.

If We waive required asset allocation to specified investment options, You will be notified in writing, signed by an officer of the company. If specified investment options are not required, You may allocate Your Contract Value and additional purchase payments as provided in the contract.

CONTRACT PROVISION MODIFICATIONS

Because of the addition of this rider to Your contract, several contract provisions are modified as described above and as further described below.

PURCHASE PAYMENTS PROVISIONS

This rider amends the Additional Purchase Payments provision to limit when purchase payments may be paid as described below. It also amends the Payment Limits provision to restrict payments after the first contract year to an amount less than Maximum Purchase Payments Permitted, shown under Contract Data.

The rider prohibits additional purchase payments unless:

     (1) the payment is received at time of application or within 90 days thereafter, or

     (2) this is a tax qualified contract where We allow additional purchase payments in any contract year up to the maximum permissible annual contribution described by the Code until total additional purchase payments are $100,000.

The rider also prohibits additional purchase payments if:

     (1) You decline any Annual Rider Fee increase as described in the Rider Charges provision, or

     (2) the ALP is available and Your Contract Value on an anniversary is less than four times the BB multiplied by the Lifetime Payment Percentage for Your current Age Band.

If We waive any restrictions on initial or additional purchase payments, You will be notified in writing, signed by an officer of the company.

ALLOCATION OF PURCHASE PAYMENTS

Because this rider requires asset allocation to specified investment options, allocation of purchase payments shall be determined by Your investment option selection from investment options available for this rider.

TRANSFERS OF CONTRACT VALUES

Because this rider requires asset allocation to specified investment options, transfer privileges granted under the contract are suspended other than: (1) transfers among the available investment options as described in the Investment Options and Limits provision (2) automated transfers necessary to adjust Contract Value allocations to match the allocation percentages utilized in certain investment options, or (3) transfers as otherwise agreed to by Us. Transfers made by You into and out of the same subaccount within a five business day period (or vice versa) may be to the disadvantage of other contract owners and are prohibited.

RULES FOR SURRENDER

Minimum Contract Values following a surrender no longer apply to Your contract.

Surrenders will be taken from Your accounts and subaccounts in the same proportion as Your interest in each bears to the Contract Value. You cannot specify from which accounts and subaccounts the Withdrawal is to be taken.

If Your Contract Value is reduced to zero, the CB, if greater than zero, will be permanently reset to zero, and there will be no additional Rider Credits. Also, the following will occur:

1. If the ALP is not established and if the Contract Value is reduced to zero as a result of fees or charges, then the owner must wait until the ALP would be established, and the ALP will be paid annually until the death of the Covered Person.

2. If the ALP is established and if the Contract Value is reduced to zero as a result of fees or charges, or as a result of a Withdrawal that is less than or equal to the RALP; then the owner will receive the ALP paid annually until the death of the Covered Person.

In (1) and (2) above:

- These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, We have the right to change the frequency, but no less frequently than annually, unless You request a lump sum settlement of the Contract Value.

-    We will no longer accept additional purchase payments.

-    No more charges will be collected for the rider.

-    The current ALP is fixed for as long as payments are made.

- The death benefit becomes the remaining schedule of Annual Lifetime Payments, if any, until total payments to the owner and the beneficiary are equal to the PBG at the time the Contract Value falls to zero.

- The amount paid in the current contract year will be reduced for any prior Withdrawals in that year.

3. If the ALP is not established and if the Contract Value is reduced to zero as a result of a Withdrawal, this rider and the contract will terminate.

4. If the ALP is established and if the Contract Value is reduced to zero as a result of a Withdrawal that is greater than the RALP, this rider and the contract will terminate.

SPOUSE'S OPTION TO CONTINUE CONTRACT

If a spouse chooses to continue the contract under the Spouse s Option to Continue Contract provision, the rider terminates.

DEATH BENEFIT BEFORE THE ANNUITIZATION START DATE

Under this provision in the contract, a death benefit is payable if any owner dies. If the contract is jointly owned and an owner dies when the Contract Value is greater than zero, the lifetime benefit for the Covered Person will cease whether or not the contract is continued under the Spouse's Option to Continue Contract provision.

If the Contract Value is greater than zero when the death benefit becomes payable, the beneficiary may:

-    elect to take the death benefit under the terms of the contract, or

-    elect to take the Principal Back Guarantee available under this rider, or

- continue the contract under the Spouse s Option to Continue Contract provision which terminates the rider.

If the beneficiary elects the Principal Back Guarantee under this rider, the following will occur:

1. If the PBG is greater than zero and the ALP is established, the ALP on the date of death will be paid until total payments to the beneficiary are equal to the PBG.

2. If the PBG is greater than zero and the ALP is not established, the BB on the date of death multiplied by the Lifetime Payment Percentage used for the youngest age in the first Age Band shown under Contract Data will be paid annually until total payments to the beneficiary are equal to the PBG.

In (1) and (2) above:

- After the date of death, there will be no additional Rider Credits or Annual Step-ups.

-    The Lifetime Payment Percentage used will be set as of the date of death.

- The amount paid in the current contract year will be reduced for any prior Withdrawals in that year.

3. On the date of death, if the CB is greater than zero, the CB will be permanently reset to zero, and there will be no additional Rider Credits.

4. If the PBG equals zero, the benefit terminates. No further payments are made.

ASSIGNMENT AND CHANGE OF OWNERSHIP

The rider will terminate if there is an assignment or a change of ownership unless (1) the new owner or assignee assumes total ownership of the contract and is one of the original owners, the Covered Person, or a non-natural owner holding for the sole benefit of the original owner (e.g., an individual ownership changed to a personal revocable trust.), and (2) the Covered Person is the same after the ownership change. If We waive Our right to terminate the rider for any types of assignments or change of ownership other than as specified above, You will be notified in writing, signed by an officer of the company.

ANNUITY PROVISIONS

If the Annuitization Start Date is the latest date shown under the Change of Annuitization Start Date provision, You can choose one of the payout options available under the contract or an alternative fixed annuity payout option available under the rider. Under the rider s payout option, the minimum amount payable shown in Table B under the Tables of Annuity Payout Rates section will not apply, and You will receive the ALP provided by this rider until the later of the death of both Covered Person or depletion of the PBG. If You choose to receive the ALP, the amount payable each year will be equal to the ALP on the Annuitization Start Date. The amount paid in the current contract year will be reduced for any prior Withdrawals in that year. These annualized amounts will be paid in monthly installments until the later of death the Covered Person or depletion of the PBG. If the monthly payment is less than $100, We have the right to change the frequency, but no less frequently than annually, unless You request a lump sum settlement of the Contract Value.

If You choose to receive the ALP rather than a payout option available under the contract, all other contract features, rider features and charges terminate after the Annuitization Start Date except for the Principal Back Guarantee.

RIDER CHARGES

We deduct the charge for this rider once a year from Your Contract Value on Your Contract Anniversary. We pro-rate this charge among the variable subaccounts, but not the Fixed Account, in the same proportion Your value in each bears to Your total Variable Account Contract Value.

The charge is calculated on Your Contract Anniversary by multiplying the Annual Rider Fee by the greater of the BB or the Contract Value, unless the Contract Value is greater than the maximum BB shown under Contract Data. In that case, multiply the Annual Rider Fee by the maximum BB.

The Annual Rider Fee may vary with Your investment option and is subject to the Maximum Annual Rider Fee shown under Contract Data.

The Initial Annual Rider Fee associated with Your initial investment option is shown under Contract Data. The following describes how Your Annual Rider Fee may increase:

1. We may increase the Annual Rider Fee at Our discretion and on a nondiscriminatory basis. Your Annual Rider Fee will increase if We declare an increase to the fee with written notice 30 days in advance except as described below. The new fee will be in effect on the date We declare in the written notice.

     (A) You can decline this increase and therefore all future fee increases if We receive Your Written Request prior to the date of the fee increase, in which case You permanently relinquish:

          (i)  all future Annual Step-ups,

          (ii) any ability to make additional purchase payments,

          (iii) any future Rider Credits, and the CB will be permanently reset to zero,

          (iv) any increase to the Lifetime Payment Percentage due to changing Age Bands on subsequent birthdays and Rider Anniversaries, and

          (v) the ability to change Your investment option to one with a risk classification that is more aggressive than Your current investment option. Any change to a less aggressive investment option will further limit the investment options available to the then current and less aggressive investment options.

     (B) You can terminate this rider if Your Annual Rider Fee after any increase is more than 0.25 percentage points higher than Your fee before the increase and if We receive Your Written Request to terminate the rider prior to the date of the increase.

2. Your Annual Rider Fee may increase if You elect to change to an investment option with a more aggressive risk classification than Your current investment option and if the new investment option has a higher current Annual Rider Fee. The Annual Rider Fees associated with the available investment options may change at Our discretion, however these changes will not apply to this rider unless You change Your investment option to one with a more aggressive risk classification. The new fee will be in effect on the Valuation Date We receive Your Written Request to change Your investment option.

If the rider fee changes during a contract year, We will calculate an average rider charge, for that contract year only, that reflects the various different fees that were in effect that year, adjusted for the number of Days each fee was in effect.

If Your contract or rider is terminated for any reason, the rider charge will be deducted, adjusted for the number of Days coverage was in place during the contract year.

TERMINATION OF THE RIDER

This rider cannot be terminated either by You or Us except as follows:

1.   After the death benefit is payable, the rider will terminate.

2. Continuation of the contract under the Spouse's Option to Continue Contract provision will terminate the rider.

3. Certain assignments or ownership changes, as described in the Assignment and Change of Ownership provision, will terminate the rider.

4.   The rider will terminate on the Annuitization Start Date.

5. In relation to certain Annual Rider Fee increases as described in the Rider Charges provision, Your Written Request will terminate the rider.

6. Reduction of the Contract Value to zero under certain situations as described in the Rules for Surrender provision will terminate the rider.

7.   Termination of the contract for any reason will terminate the rider.

                                       RIVERSOURCE LIFE INSURANCE CO. OF
                                       NEW YORK


                                       /s/ Thomas R. Moore

                                       Secretary